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                                                                       EXHIBIT 8

                          IDENIX PHARMACEUTICALS, INC.

                                LOCK-UP AGREEMENT

                                  June 11, 2004

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
    c/o Goldman, Sachs & Co.
    85 Broad Street
    New York, NY  10004

               Re:  Idenix Pharmaceuticals, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

      The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Idenix Pharmaceuticals, Inc., a Delaware corporation (referred to herein as the "Company"), providing for a public offering (the "Offering") of common stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC").

      In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Prospectus (the "Final Prospectus") covering the public offering of the Shares and continuing to and including the date that is 180 days after the date of such Final Prospectus, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of (collectively, "Transfer") any shares of common stock of the Company, or any options or warrants to purchase any shares of common stock of the Company (other than Shares sold in the Offering), or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"), except for any of the Undersigned's Shares that are acquired in the public market pursuant to brokers' transactions; provided, however, that this exception shall not apply to any transactions in which a public filing is required or made, including, without limitation, the filing of a Schedule 13D, a Schedule 13G and/or a Form 4, each in accordance with the Securities Exchange Act of 1934 or otherwise.

      The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction during the applicable period which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Undersigned's Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned's Shares.

      Notwithstanding the foregoing, the undersigned may Transfer the Undersigned's Shares (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iii) by will or intestate succession, (iv) to any affiliate (as defined in Regulation C under the Securities Act of 1933, as amended) of the undersigned, (v) if the undersigned is a partnership, limited liability company or similar entity, to any partners or members of such partnership, limited liability company or similar entity or (vi) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters; provided, however, that in the case of Transfers pursuant to clauses (i), (ii), (iv), and (v) above, it shall be a condition to such

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Transfer that the transferee (or trustee in the case of clause (ii) above)
execute an agreement stating that such transferee (or trustee) is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further Transfer of such capital stock except in accordance with this Agreement, and provided further that any such Transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

      To the extent you release any of the Company's stockholders from such stockholder's obligations under any lock-up agreement executed in connection with the Offering in full or in part, the undersigned shall be similarly released from its obligations under this Lock-up Agreement. In addition, if Goldman, Sachs & Co. consents to the Transfer in the aggregate of greater than 1 percent (1%) of the outstanding Shares of the Company (calculated immediately following completion of the Offering) pursuant to clause (vi) of the preceding paragraph, then the undersigned shall thereafter be entitled to Transfer a number of the Undersigned's Shares up to the aggregate number of Shares previously transferred by all other stockholders pursuant to clause (vi) of the preceding paragraph.

      The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

      The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns. This Lock-up Agreement shall supercede in all respects any Lock-up Agreements relating to the Shares executed by the undersigned prior to the date hereof.

      This Lock-Up Agreement shall automatically terminate and be of no further effect if (i) the Registration Statement is not declared effective by the SEC by October 31, 2004 or (ii) the Underwriting Agreement is terminated pursuant to its terms.

                                    NOVARTIS PHARMA AG

                                    By:/s/ Robert E. Pelzer
                                       -----------------------------
                                       Title:  General Counsel

                                    By:/s/ Joseph E. Mamie
                                       -----------------------------
                                       Title:  Head of Operational
                                                  Treasury

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